Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Janus Detroit Street Trust of our report dated December 15, 2023, relating to the financial statements and financial highlights, which appear in the Annual Report of Janus Henderson Corporate Bond ETF (formerly Janus Henderson Sustainable Corporate Bond ETF) on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Statements”, "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

May 10, 2024